Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-281235  on Form S-1 of our report dated March 26, 2024, relating to the financial statements of AEye, Inc., appearing in the Annual Report on Form 10-K of AEye, Inc. for the year ended December 31, 2023. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, CA

August 14, 2024